Exhibit 10.16

Named Executive Officer Compensation

     The Compensation and Personnel Committee of the Board of Directors of SLM Corporation (the “Compensation Committee”), in consultation with the Board of Directors, set 2005 base salaries for the Corporation’s Named Executive Officers for 2004 (“NEOs”) and established the 2005 annual bonus plan as described below.

2005 Base Salaries

NEO	2005 Base Salaries

Albert L. Lord, Chief Executive Officer and Vice Chairman	$750,000
Thomas J. Fitzpatrick, President and Chief Operating Officer	$600,000
Marianne M. Keler, Executive Vice President	$450,000
John. F. Remondi, Executive Vice President, Corporate Finance	$325,000
June M. McCormack, Executive Vice President, Guarantor Servicing and Sales	$325,000
John F. Whorley, Executive Vice President, Debt Management Operations	$325,000

2005 Annual Bonus Plan

     The Compensation Committee established the performance bonus plan for 2005 (the “2005 Bonus Plan”) under the shareholder-approved SLM Corporation Incentive Plan. NEOs and other members of executive management are eligible for the plan. The maximum award that may be earned by any individual is the lesser of $5 million, an amount set forth in the SLM Corporation Incentive Plan, and 1 percent of the Corporation’s “core cash” net income for the year, however, the maximum bonus amount set for the Chief Executive Officer is 4 times his base salary. The maximum bonus amount for other executive officers ranges from 3.5 to 2.5 of their base salaries. The Compensation Committee will use its discretion to make actual awards based on a common set of corporate goals and a personalized set of individual performance assessments. Overall assessments are more weighted towards individual performance than corporate performance.

     Corporate performance goals were set by the Compensation Committee after consideration of the 2005 business plan. The goals are directly related to key components of the 2005 business plan, but are set at a higher level. Thus, in order to achieve the corporate performance goals of the 2005 Bonus Plan, the 2005 business plan goals need to be exceeded. Five separate performance goals were set and weighted to reflect their importance. These corporate measures and their relative weighting in the overall performance score are as follows:

Corporate Goals	Weighting

“Core cash” earnings per share growth	25%
Preferred channel loan origination volume growth	20%
Fee income growth	20%
Operating expense control	20%
Cost of funds for new debt issuances	15%

     Individual performance goals vary by position and include goals set within various business units.

     At least 40 percent of each executive officer’s annual bonus will be awarded in the form of SLM common stock.